Exhibit (a)(5)(R)

(Dollars in millions)		Acquirer	Enterprise Value ($M)	Equity Value ($M)	Enterprise Value/ Revenue (x)
Announced	Target
Mar-10	FirstCity Partnership Ltd.	Arthur J. Gallagher & Co.	$32.0	$32.0	1.1
Sep-09	Adrian N Baker & Co.	AHM Corporation Holdings Inc.	14.8	14.8	1.9
May-09	Irving Weber Associates, Inc.	Brown & Brown Inc.	10.2	10.2	2.5
Dec-08	Guaranty Insurance Services	JLT Insurance Agency Hldgs Inc	40.0	40.0	0.9
Oct-08	GMAC Re	Maiden Holdings North America, Ltd.	NM	100.0	NM
Oct-08	AIS Mgmt Corp.	Mercury General Corp.	154.7	154.7	1.6
Aug-08	Fullerton & Company Inc.	Brown & Brown Inc.	17.4	17.4	1.9
Jun-08	HBA Insurance Group, Inc.	Brown & Brown Inc.	50.3	50.3	2.7
Mar-08	Powers & Effler Insurance	Brown & Brown Inc.	25.0	25.0	2.2
Jan-08	LDP Consulting Group	Brown & Brown Inc.	39.2	39.2	3.1
May-07	Three benefits firms	National Financial Partners	15.9	15.9	1.2
Apr-07	Sobel Affiliates Inc.	Brown & Brown Inc.	33.0	33.0	2.7
Mar-07	Grinspec Inc.	Brown & Brown Inc.	31.9	31.9	3.9
Mar-07	BNC Insurance Services Inc.	Hub International Ltd.	37.3	37.3	2.0
Feb-07	ALCOS Inc.	Brown & Brown Inc.	34.4	34.4	1.9
Jan-07	Three insurance brokers	National Financial Partners	23.2	23.2	2.2
Jan-07	Miles & Finch Inc.	Regions Financial Corp.	20.6	20.6	2.1
Dec-06	Balser Companies	National Financial Partners	52.8	52.8	4.0
Dec-06	Coburn Insurance Agency Inc.	Hub International Ltd.	23.0	23.0	2.6
Nov-06	Clark Inc.	AEGON NV	607.2	314.1	2.2
Oct-06	Kaufman & Kaufman Insurance	Hub International Ltd.	28.2	28.2	3.1
Sep-06	Genatt Associates, Inc.	Kinloch Holdings Inc.	65.0	65.0	2.5
Sep-06	JLT U.S. retail operations	Alliant Insurance Services	100.0	100.0	1.7
Jun-06	Intersections Insurance Services, Inc.	Intersections Inc.	59.5	55.5	1.2
May-06	Two insurance brokers	National Financial Partners	16.4	15.1	2.3
Mar-06	Three insurance brokers	Hub International Ltd.	104.8	104.8	2.3
				High	4.0x
				Mean	2.2
				Median	2.2
				Low	0.9